EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contact:	Jules Andres Mattel, Inc. 310-252-3529 Jules.Andres@mattel.com

Mattel Elects Dirk Van de Put to Its Board of Directors

EL SEGUNDO, Calif., November 10, 2011 – Mattel, Inc. [NASDAQ:MAT] today announced the election of Dirk Van de Put, president and chief executive officer of McCain Foods Limited, to the Mattel Board of Directors, effective as of December 1, 2011. This election will increase the number of Mattel Board members from 11 to 12.

“Dirk’s extensive leadership experience in diverse, global businesses, coupled with his in-depth knowledge of the consumer packaged goods industry, including global retail and operations, can only enhance and add value to the Board’s global business perspective,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “We look forward to welcoming him to our team.”

Mr. Van de Put is an established business leader with significant global experience and more than 20 years in the food and consumer packaged goods industry. Appointed president and chief executive officer of McCain Foods Limited in July 2011, Mr. Van de Put also served as chief operating officer and was responsible for overseeing the company’s integrated global supply chain. Prior to joining McCain, Mr. Van de Put served as chief executive officer of Novartis AG, a $3 billion global over-the-counter consumer health business. Mr. Van de Put’s background also includes various senior executive positions, including president of the Americas division at Groupe Danone, president of the Caribbean division of the Coca-Cola Company and more than a decade of leadership positions with Mars, Inc., one of the world’s leading food manufacturers.

Mr. Van de Put is fluent in a variety of languages, including English, Dutch, French, Spanish, Portuguese and German. He also holds a degree in veterinary medicine from the University of Ghent and an M.B.A. from the University of Antwerp.

Additionally, Tully M. Friedman, a Mattel director since 1984, has informed the company that he intends to retire from the Board at the end of his current term. Accordingly, Mr. Friedman will not stand for re-election at the company’s Annual Meeting of Stockholders, which will be held in May 2012. Mr. Friedman serves as the Board’s independent presiding director, chair of the Executive and Finance committees, as well as a member of the Compensation Committee.

Given Mr. Friedman’s intention to retire from the Board in May 2012, the independent directors of the Board have selected Christopher A. Sinclair to succeed Mr. Friedman as independent presiding director and as chair of the Executive Committee, effective today. In addition to these new roles on the Board, Mr. Sinclair will retain his current responsibilities as chair of the Audit Committee. Mr. Friedman will retain his current responsibilities as chair of the Finance Committee and will continue to serve as a member of the Executive and Compensation committees through the end of his term.

“I want to personally thank Tully for his 28 years of service to Mattel. I have appreciated his thought leadership, dedication and integrity, and his counsel will be missed,” said Eckert. “I also want to thank Chris for taking a leadership role on the Board. During his 15-year tenure, he has demonstrated a level of commitment and engagement that will serve the company well in his new role.”

About McCain Foods Limited

McCain Foods Limited is an international leader in the frozen food industry, employing 20,000 people and operating 50 production facilities on six continents. A privately owned company based in Florenceville, New Brunswick, McCain generates annual sales in excess of CDN $6 billion. The world’s largest manufacturer of frozen potato specialties, McCain also produces frozen pizza, appetizers, oven meals, juice and desserts. The company’s products can be found in thousands of restaurants and supermarket freezers in more than 160 countries around the world. McCain also owns The Day & Ross Transportation Group – based in Hartland, New Brunswick – one of the largest transportation companies in Canada.

About Mattel

As the worldwide leader in play, the Mattel family comprises such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, American Girl® and Fisher Price® brands, which includes Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2011, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the fourth year in a row, and was also ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 31,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.” Follow Mattel on www.facebook.com/mattel and www.twitter.com/mattel.

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